EXHIBIT 10.2

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT ("Agreement") is made as of the 1 day of February 2008, by and between Manas Petroleum Corporation (the "Company"), and Rahul Sen Gupta (the "Employee").

WHEREAS, the Company desires to retain the services of the Employee in the manner hereinafter specified in its business, thereby retaining for the Company the benefit of the Employee's business knowledge and experience and also to make provisions for the payment of reasonable and proper compensation to the Employee for such services;

The parties have agreed to enter into this Agreement subject to the terms and conditions herein; and.

NOW, THEREFORE, in consideration of the premises and mutual covenants and representations herein contained, the Company and the Employee mutually agree as follows:

ARTICLE I EMPLOYMENT AND DUTIES

Section l.i Employment. The Company shall retain the Employee, and the Employee shall accept the retainer with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth and shall act as Chief Financial Officer ("CFO").

Section 1.2 Duties. The Employee shall serve as CFO for the Company and, subject to the general operating policies, as amended from time to time, by the Chief Executive Officer ("CEO") and the Board of Directors of the Company (the "Board"), the Employee shall have supervision, control, and executive responsibility for the day to day financial operations of the Company and its subsidiaries world wide. The Employee shall have such other duties as customarily performed by the CFO and also have such other powers and duties as may be, from time to time, prescribed by the CEO and the Board. The Employee shall report directly to the CEO and the Board.

The Employee shall devote his best efforts to the business and affairs of the Company and. during the Term (as defined in Section 2.1 of this Agreement) as well as the period provided in Article III, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Article III hereof. The Company and Employee acknowledge and agree that, during the Term, the Employee shall be permitted to (i) serve on civic or charitable boards or committees, and (ii) manage passive personal investments so long as any such activities do not unduly interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement; or provide incidental consultation on matters not related to hydrocarbons or in conflict with business activities of the Company.

ARTICLE 11

TERMS OF EMPLOYMENT; COMPENSATION AND BENEFITS

Section 2. t Term. Except as otherwise provided herein, the term of this Agreement shall commence on February 1, 2008 (the "Effective Date") and continue until terminated as provided herein.

Section 2.2 Compensation. Except as otherwise set forth herein, the Company shall pay. and the Employee shall accept as full consideration for the services to be rendered hereunder, and the covenants entered into hereunder, compensation as set forth in Exhibit "A", attached hereto and incorporated herein by reference.

Section 2.3 Benefits. The Employee shall be entitled to participate in such fringe benefits as are generally available to employees of the Company, and to the normal perquisites provided to such employees. Such benefits, if any. shall be provided upon the terms and conditions as set forth on Exhibit "B", attached hereto and incorporated herein by reference. Provided however, nothing in this Agreement shall be construed to require the Company to offer any specific fringe benefit to Employee, except those specifically enumerated in Exhibit B. to effect compliance with this Section 2.3.

Section 2.4 Place of Employment. The Employee shall work at the Company's head office in Horgen, Switzerland or at such other locations determined by the Directors from time to time.

ARTICLE III

NON-COMPETITION AND CONFIDENTIALITY Section 3J     Restrictive Covenants.

(a) Confidentiality. The Employee agrees that, without the consent of the Company, he will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation (other than to an attorney or accountant in the regular course of the Company's business) any Confidential Information (as hereinafter defined). Upon the termination of this Agreement for any reason, the Employee shall immediately surrender and deliver to the Company all Confidential Information in all forms. The covenants set forth in this Section 3.1(c) shall survive the termination of this Agreement for a term of ten (10) years subsequent to the termination date.

(b) Continuing Obligations. The Employee agrees that his obligations and duties contained in this Article III are continuing obligations and, except as otherwise set forth herein, said duties shall survive the termination or expiration of this Agreement for any reason whatsoever.

"Confidential Information" shall mean any information, not generally known in the relevant trade or industry, obtained from the Company or any of its subsidiaries, affiliates, customers or suppliers or which falls within any of the following general categories: (a) information relating to the business of the Company or that of any of its subsidiaries, affiliates, customers or suppliers, including but not limited to, financial reports, income statements, balance sheets, annual and quarterly reports, general ledger, accounts receivable, and other accounting reports, non-public filings with government agencies, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of the Company or any of its subsidiaries, affiliates, customers or suppliers; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of the Company or any of its subsidiaries, affiliates, customers or suppliers; (c) information relating to trade secrets of the Company or any of its subsidiaries, affiliates, customers or suppliers; or (d) information, geological data, geographical data, test results, and the like of the Company related to the Companies operations or prospective operations or otherwise; (e) information marked "Confidential" or "Proprietary" by or on behalf of the Company or any of its subsidiaries, affiliates, customers or suppliers.

Section 3.2 Enforcement; Remedies. The Employee covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 3.1 hereof will result in immediate and irreparable injury to the Company, the Company shall be entitled to an injunction restraining the Employee from any violation of Section 3.1 to the fullest extent allowed by law. The Employee further covenants and agrees that in the event of a violation of any of the respective covenants and agreements contained in Section 3.1 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remuneration or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violation and shall be entitled to receive all such amounts to which the Company would be entitled as damages under law or at equity. The Employee further covenants, agrees and recognizes that, notwithstanding anything to the contrary contained herein, in the event of a violation, breach or threatened breach of any of the respective covenants and agreements contained in Section 3.1 hereof, the Company shall be excused from making any further payments to the Employee pursuant to any provision of this Agreement until the Employee shall cease violating or breaching his respective covenants and agreements contained in Section 3.1 hereof and shall have received reasonable assurances from the Employee that he will no longer engage in the same. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such violation or breach, including the recovery of damages from the Employee. If either party files suit to enforce or enjoin the enforcement of the covenants contained herein, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, its costs incurred in prosecuting or defending said suit, including reasonable attorneys' fees.

Section 3.3     Construction. The Employee hereby expressly acknowledges and agrees as follows:

(a)      That the covenants set forth in Section 3.1 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the

Company in connection with its business which the Employee agrees, pursuant to this Agreement, to assist the Company in maintaining and developing; and

(b) That each of the covenants set forth in Section 3.1 above is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction; provided, however, that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable,

ARTICLE IV TERMINATION

Section 4.1     Termination.

(a) If, during the term hereof, the Employee (i) violates in any material respect any provision of Article III hereof; (ii) is convicted of a felony or a crime involving moral depravity or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries, customers or suppliers; (iii) substantially and repeatedly fails to perform the duties of the porition held by the Employee which continues after written warnings to correct such deficiency; (iv) for any reason is no longer able to act as, or qualified to be, CFO by virtue of any regulation, rule or requirement of any regulatory authority where the Company has business or, (v) commits acts of willful misconduct, the Company may immediately, in writing, terminate this Agreement without further obligation hereunder, except that the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of termination and reimburse Employee for all expenses incurred before the termination of Employee's employment,

(b) If, during the term of this Agreement, the Employee is charged with any act referred to in Section 4.1(a) above, the Company may, upon one (1) day's notice, require the Employee to take a leave of absence without pay for up to fifteen (15) days, the length of such leave of absence to be determined by the Company in the Company's sole discretion.

(c) Upon the Employee's resignation from employment with the Company other than pursuant to Section 4(f) and Section 4(g), the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee's employment, and Employee shall have no further right for any salary or other benefits except as otherwise required by law.

id) This Agreement shall be terminated by the death of the Employee. If the death of the Employee occurs and this Agreement is thereby terminated, the Company shall, within 30 days of termination, pay to the Employee's estate or legal representative in complete settlement for relinquishment of his interest in this Agreement, compensation and benefits payable to him through the end of the calendar month in which his death and the Agreement's termination occur, and shall reimburse Employee's estate or legal representative for all expenses incurred before the Employee's death.

(e) The Company may terminate this Agreement by written notice to the Employee in the event that during the term hereof the Employee shall become "permanently disabled" as the term "permanently disabled" is hereinafter fixed and defined. For purposes of this Agreement, "permanently disabled" shall mean (i) the Employee is unable, by reason of accident, physical or mental infirmity or other causes beyond his control, to satisfactorily perform duties then assigned to him or such reduced duties which the Company is willing to assign to him for a continuous period of one hundred twenty (120) days or for a total period of one hundred twenty (120) days, either consecutive or not, in any twelve month period, or (ii) the Employee is unwilling for whatever reason to perform on a full-time basis the duties then assigned to him for a continuous period of one hundred twenty (120) days or for a total period of one hundred twenty (120) days, either consecutive or not, in any twelve month period.   For purposes of this Agreement, the Company shall determine the existence of

"permanent disability"; provided, however, a determination of "permanent disability" under subsection (i) above may be made only upon receipt of a certificate of disability from a qualified physician, selected by the Company, subject to the reasonable approval of Employee or his representative after examination by such physician of the disabled Employee; provided, further, that in the event the Employee has failed to substantially perform his duties for a period of 30 consecutive days as a result of accident or injury and thereafter refuses to submit to a medical examination at the request of the Company for a continuous period of one hundred twenty (120) days, the Employee shall be deemed to be "permanently disabled." Upon termination pursuant to this Section 4.1(e), the Company shall, within 30 days of termination, pay to the Employee in complete settlement for relinquishment of the Employee's interest in this Agreement, compensation and benefits payable to the Company through the end of the calendar month in which termination of this Agreement occurs, and reimburse Employee for all expenses incurred before the termination of Employee's employment.

(f) In the event that the Employee's employment hereunder is terminated (i) at any time by the Company without cause or (ii) by the resignation of Employee as a result of (A) a breach by the Company of any provision of this Agreement, including, without limitation, the failure of the Company to pay any amount hereunder when the same shall be due and payable, or a material change in Employee's duties, including, without limitation, a material diminution in Employee's title, position, duties or responsibilities, or the assignment to Employee of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified in the Agreement, the Company shall (i) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee's employment, (ii) within 30 days of termination, prior to February 1, 2009 pay Employee in a lump sum an amount equal to 2 months of Employee's annual guaranteed salary in effect on the date of termination and from and after February 1, 2009 pay Employee in a lump sum an amount equal to 3 months of Employee's annual guaranteed salary in effect on the date of termination (iii) provide to Employee, at the Company's expense, for the first year after Employee's termination, continued coverage under all benefit plans in which Employee participated immediately prior to Employee's termination (or if the Company was paying Employee for obtaining such coverage on his own, the Company will pay Employee in a lump sum on termination, the amount required to continue such coverage for a period of one year), and Employee shall have no further right or entitlement for any salary or other benefits at law or otherwise. In addition, upon termination of Employee's employment pursuant to this Section 4(f), all options granted to Employee shall immediately vest and become exercisable.

(g) In the event that the Employee's employment hereunder is terminated by Employee for any reason during the 90-day period subsequent to a Change in Control (as hereinafter defined), the Company shall (x) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee's employment, (y) within 30 days of termination, pay Employee in a lump sum an amount equal to 6 months Employee's annual guaranteed salary in effect on the date of termination and (z) provide to Employee, at the Company's expense, for the first year after Employee's termination, continued coverage under all benefit plans in which Employee participated immediately prior to Employee's termination (or if the Company was paying Employee for obtaining such coverage on his own, the Company will pay Employee in a lump sum on termination, the amount required to continue such coverage for a period of one year), and Employee shall have no further right for any salary or other benefits except as otherwise required by law. In addition, upon termination of Employee's employment pursuant to this Section 4(g), all options granted to Employee shall immediately vest and become exercisable.

For purposes of this Agreement, "Change in Control" shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 USA, as amended (the "Exchange Act")) (a "Person"), other than the current principal stockholders of the Company, of beneficial ownership (within the meaning of Rule 1 3d-3 promulgated under the Exchange Act 1934) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company's Common Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board or board of any corporate successor to the business of the Company (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and :(') of subsection (c) below; or

(ii)       Individuals who, as of the Effective Date, constitute the Board (the

"Incumbent Board") cease for any reason within any period of 18 consecutive months to constitute at least a majority of such Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the

Incumbent Board; or

(iii)           Consummation after the Effective Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the

Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding

Company Securities and Outstanding Company Voting Securities immediately prior to such

Business Combination beneficially own, directly or indirectly, more than fifty percent (50%)

of, respectively, the then Outstanding Company Securities and the Outstanding Company

Voting Securities, as the case may be, of the corporation resulting from such Business

Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Securities and Outstanding

Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such

Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then Outstanding Company Securities and the Outstanding Company

Voting Securities resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such

Person had an ownership position in excess of such fifty percent (50%) of the Outstanding

Company Voting Securities prior to the Business Combination or (C) at least a majority of the members of the board of the entity resulting from such Business Combination were members of the Incumbent Board or Persons who replaced such Incumbent Board without causing a Change in Control pursuant to Section (b) above at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(iv) Approval by the security holders of the Company of a complete liquidation or dissolution of the Company.

(h) If either party is prevented or delayed or anticipates being prevented or delayed in the performance of any of its obligations under this Agreement as a result of a force majeure event, to include but not limited to strikes, lockouts, civil commotion, embargo, governmental legislation or regulation, riot, invasion, acts or threats of terrorism, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster it shall immediately notify the other party, in writing, of the same, and, where reasonably possible, specifying the period for which such prevention or delay can reasonably be expected to continue. If a party shall have fully complied with its obligations under this clause 4.1(h) it shall be excused from performance of its unfulfilled obligations under this Agreement from the date of such notice until such force majeure event no longer pertains, provided, however, if such obligations related to "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended USA (the "Code"), such obligation shall only be permitted to remain unfulfilled to the extent permitted by Section 409A of the Code.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the Province of British Columbia, Canada.

Section 5,2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors and assigns of the Company. This Agreement is a personal service contract and it may not be assigned by the Employee; the Agreement is, however, expressly assignable by the Company to an affiliate of the Company.

Section 5.3    Remedies.

(a) Termination of this Agreement shall not constitute a waiver of the Company's or the Employee's rights under this Agreement or otherwise, nor a release of the Company or the Employee from its or his obligations under Article III hereof. The parties hereto agree that monetary damages are not adequate relief for breaches under Article III hereof and that injunctive relief may be sought and enforced by the Company against the Employee for enforcement of the duties and obligations contained therein.

(b) The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of his or its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

Section 5.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties respecting the Employee's employment, and there are no representations, warranties or commitments, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 5.5 Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to the Employee, as the case may be, or when delivered by mail at the addresses set forth below or such other address as may be subsequently designated in writing:

The Employee:

With copy to:

The Company: Manas Petroleum Corp. Bahnhofstrasse 9 P.O. Box 155 CH-6341 Baar Switzerland

With copy to:

Attn: Manas Petroleum Corp. Michael J. Velletta General Council 4th Floor, 931 Fort Street Victoria, B.C. V8V 3K3 Canada

Section 5.6 Severability. The provisions of this Agreement and any exhibits are severable and, if any one or more provisions may be determined to be illegal or otherwise unenforceable, the remaining provisions shall be enforceable. Any partially enforceable provisions shall be enforceable to the extent enforceable.

Section 5.7 Gender. Throughout this Agreement, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, and the singular the plural, and vice versa, unless the context clearly requires otherwise.

Section 5.8 Freedom To Contract. The Employee represents and warrants that he has the right to enter into this Agreement and that no other agreements exist, whether written or oral, which would be in conflict with any of the terms and conditions of this Agreement. During the first year hereof only, notice must be provided to the Company in writing of any agreements, written or oral, whereby the Employee is to provide services for compensation entered into by the Employee during the term of this Agreement. Such written notice must describe in detail the proposed relationship, as evidenced by such agreement, and specify whether compensation has been received or will be received under the terms of such agreement. The Employee represents and warrants that he will not enter into any agreement, which is in conflict with the terms and conditions of this Agreement. The Employee and Ponce acknowledge and agree that nothing in this agreement creates an employer-employee relationship between the Company and Ponce.

Section 5.9 Waiver of Breach. Either party's waiver of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party. No waiver shall be valid unless in writing and, in the case of Company, signed by an authorized officer of the Company,

Section 5.10 Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

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Section 5.11 Waiver of Jury Trial. The Parties hereto waive the right to a jury with respect to the resolution of any dispute brought in connection with this Agreement.

Section 5.12. Successors; Binding Effect; Third Party Beneficiaries. In the event of a future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, the Company will require any successor, by agreement in form and substance reasonably satisfactory to Employee or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such disposition had taken place. The foregoing includes the acquisition of the Company by a public shell in a reverse merger or exchange transaction, in which case this Agreement shall be assumed by the parent holding company and Employee's duties shall include those of the CFO (position) of the parent holding company as well as any subsidiaries thereof, including the Company. As used in this Agreement, "the Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

EXHIBIT A

Compensation

A. Salary

During the first year of the Term of this Agreement, the Company shall provide the Employee guaranteed remuneration of: 1) USD $17,500 per month for the first six months; and, 2) USD $20,000 per month for the last six months (the "First Year Salary"). The salary shall be paid in accordance with the Company's normal payroll practices.

During each subsequent year of the Term, the Company shall provide Employee remuneration at least equal to the First Year Salary but shall endeavor in good faith to raise Employee's annual remuneration to such level commensurate with Employee's performance over the prior 12 months, the progression and growth of the Company's business over the prior 12 months, then prevailing industry salary scales and other relevant factors. In no event shall Employee's guaranteed salary be less than the First Year Salary.

B.           Stock Options

Upon commencement of the Term of the Employee's employment with the Company, the Employee shall receive 400,000 options in the common stock of Manas Petroleum Corporation with a strike price equal to the closing price on that day of such stock on the NASDAQ bulletin board, where the stock is traded.

C.           Car Leasing

The employee shall have the option to choose upon a car lease limited to a total cost of USD $900 per month.

D.           Bonus

The Board may adopt a bonus plan pursuant to which all executives, including the Employee, shall be able to receive a potential annual bonus. Any bonus plan or payments thereunder shall comply with Section 409A of the Internal Revenue Code of 1986 (USA) so that no liability results under Section 409A as a result of the bonus plan or any payment there under.

EXHIBIT B

Benefits

The Employee shall be provided with benefits now or in the future provided by the Company to its employees and executives, including but not limited to:

(a) 30 days paid vacation in each year. No vacation may be carried over from one year to the next, unless the Employee receives a written extension from the Company's Board of Directors. The Employee shall also be entitled to all paid holidays given by the Company to its employees and key management personnel.